Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact:
Beth A. Taylor
Chief Financial Officer
Phone: 765.497.8381
btaylor@inotivco.com

BASi Releases Earnings for Fourth Quarter of Fiscal 2020

WEST LAFAYETTE, IN, December 21, 2020 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We”, “Our” or “Inotiv”), doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced financial results for the three and twelve months ended September 30, 2020.

FY 2020 Highlights

•	Revenue increased 38.6% to $60.5 million, from $43.6 million for the twelve months ended September 30, 2019 (“FY 2019”), driven by $5.6 million of organic growth and $11.3 million of incremental revenue from the acquisitions in 2019 of Smithers Avanza Toxicology Services and Pre-Clinical Research Services, Inc. (“PCRS”).

•	Net loss was $4.7 million, or $(0.43) per diluted share, compared to a net loss of $0.8 million, or $(0.08) per diluted share, in FY 2019.

•	Adjusted EBITDA equaled approximately $2.5 million, compared to $2.8 million in FY 2019.

Q4 FY 2020 Highlights

•	Revenue grew 6.7% to $15.8 million, from $14.8 million during the fiscal quarter ended September 30, 2019 (“Q4 FY 2019”), driven by $1.6 million of incremental revenue attributable to PCRS operations, which the Company acquired on December 1, 2019.

•	Gross profit decreased to $4.6 million, from $5.1 million in Q4 FY 2019, primarily reflecting higher fixed costs from investments in expanded capacity to support future growth.

•	Operating loss totaled $1.4 million, compared to operating profit of $0.5 million in Q4 FY 2019, reflecting lower gross profit and higher general and administrative expenses for growth-oriented investments in infrastructure and systems and for the PCRS acquisition.

•	Net loss was $1.8 million, or $(0.16) per diluted share, compared to net income of $0.3 million, or $0.03 per diluted share, in Q4 FY 2019.

•	Adjusted EBITDA equaled approximately $0.1 million, compared to Adjusted EBITDA of $1.3 million in Q4 FY 2019.

•	Book-to-bill ratio of 1.48x for services business.

•	Ending backlog of $43.8 million, up 57.6% compared to $27.8 million at the end of Q4 FY 2019.

Robert Leasure, Jr., the Company's President and Chief Executive Officer commented, “As we look back at fiscal 2020, we can see it was the year of the unexpected and our Company faced tremendous challenges related to COVID-19. As a result of the pandemic, we experienced customer delays or pauses of studies, and there were other pandemic-related impacts on our employees, suppliers and clients. As part of the “essential critical infrastructure” industry, we believe we had a special responsibility to maintain business continuity and a normal work schedule to the greatest extent possible, and accordingly we accepted funds under the Paycheck Protection Program (“PPP”) in order to help us safely maintain our operations. I want to thank our team for their efforts during these challenging times.”

Mr. Leasure continued, “As might be expected, the pandemic had a negative impact on our financial results. Despite the challenges, I believe our team stayed focused on making good, long-term decisions to continue our strategy of building our business by adding services, capacity, systems and talent, and enhancing our client services, in order to create a strong foundation for long-term growth. We witnessed an increase in quoting and awarded business as we progressed through the fourth quarter and into October. We were also able to complete a major expansion project at our Evansville location, complete the acquisition and integration of PCRS in Fort Collins, CO, complete the integration of our Smithers Avanza Toxicology Services acquisition in Gaithersburg, MD, continue to make significant investments in technology and services for our laboratories, and introduce our new Inotiv name and branding for our service businesses.”

Mr. Leasure concluded, “Our fourth quarter book-to-bill ratio of 1.48x and quarter-end backlog of $43.8 million compared to $27.8 million on September 30, 2019, gives us confidence in our internal growth prospects for fiscal 2021.We see significant opportunity ahead of us to expand our services, generate a favorable return on our investments and drive value for shareholders. In addition, we will continue building upon our client experience, building a winning culture, and creating a professionally, gratifying work environment. In 2021, we will continue to focus on internal growth by adding services and expanding capacity, and explore selective external growth opportunities that might add breadth and value to our platform.”

“As we execute on our growth strategy, we intend to continue to update the Company’s governance and other practices. At the 2021 annual meeting of shareholders, we will propose adopting Inotiv, Inc. as our formal corporate name. In September 2020, we presented at an investor conference for the first time under the name Inotiv and we intend to incorporate quarterly earnings calls in fiscal 2021.”

Fiscal 2020 Results

For fiscal 2020, revenue amounted to $60,469,000, a 38.6% increase from $43,616,000 for fiscal 2019. Revenue growth was mainly driven by $5,592,000, or 33.2%, attributable to organic growth and $11,261,000 or 66.8%, of growth attributable to operations acquired via the Smithers Avanza Toxicology Services and PCRS acquisitions of $6,481,000 and $4,780,000, respectively.

For fiscal 2020, our Service revenue increased 46.4% to $57,177,000 compared to $39,048,000 for fiscal 2019. The increase is primarily due to an increase in nonclinical services revenues of $17,385,000 due to an overall increase in the number of studies from the prior year and additional revenue attributable to the Smithers Avanza Toxicology Services and PCRS acquisitions.

Cost of Service revenue as a percentage of Service revenue decreased to 70.0% for fiscal 2020 from 70.3% for fiscal 2019 due to improved margins during the first three quarters of 2020, after covering fixed cost. The Fourth quarter had decreasing margins as fixed cost increased to support anticipated future growth.

Sales in our Product segment decreased 27.9% in fiscal 2020 to $3,292,000 from $4,568,000 when compared to fiscal 2019. The decrease stems primarily from decreased sales of our Culex automated in vivo sampling instruments and other instruments, as sales of our Analytical instruments remained consistent. The decrease is primarily due to a reduction of orders from universites and other customers as they closed and reduced purchasing during the COVID-19 pandemic and our inability to go onsite to install and service client instruments.

Cost of Product revenue as a percentage of Product revenue in fiscal 2020 increased to 67.6% from 47.0% in fiscal 2019. This increase in fiscal 2020 was mainly due to lower sales to cover fixed costs, the increase in material cost and adjustment of selling price for in vivo products to stay competitive with the market and some change in product mix.

Net loss for fiscal 2020 amounted to $4,685,000 or $0.43 per diluted share, compared to the net loss of $790,000 or $0.08 per diluted share for fiscal 2019. We have submitted an application for forgiveness of $4,850,665 of the PPP loan.

Net loss and earnings per share were impacted by increased costs associated with the acquisitions of Smithers Avanza Toxicology Services and PCRS, plus increased salaries, wages, benefits and non-cash stock compensation by adding employees to support anticipated future growth and build infrastructure, the introduction of our new name and branding efforts, severance expense related to changes in management, increased depreciation expense, increased corporate expenses associated with professional fees related to the PCRS acquisition, and non-recurring expenses related to recruiting, implementing a new accounting system, adopting two new accounting standards, and other one-time expenses. The one-time, non-recurring expenses for fiscal 2020, were approximately $1,200,000.

Adjusted EBITDA for fiscal 2020 amounted to $2,548,000 compared to Adjusted EBITDA for the fiscal 2019, of $2,834,000.

Fourth Quarter Results

For the quarter, revenue amounted to $15,774,000, a 6.7% increase from $14,786,000 in the fourth quarter of fiscal 2019. The majority of the increase in revenue was due to the PCRS acquisition in December of 2019.

Service revenue for the fourth quarter of fiscal 2020 increased 11.1% to $14,992,000 compared to $13,493,000 for the same period in fiscal 2019. Nonclinical services revenues increased, which includes additional revenue in the fiscal quarter ended September 30, 2020 for the acquisition of PCRS of $1,575,000, offset by a slight decrease in Bioanalytical Analysis services revenues compared to the same fiscal quarter last year

Cost of Service revenue as a percentage of Service revenue increased to 71.1% during the quarter ended September 30, 2020, from 67.3% in the quarter ended September 30, 2019. The decrease in margins was due to increasing cost and capacity to support future internal growth, and therefore, underutilized capacity in the fourth quarter.

Sales in our Product segment decreased 39.5% in the quarter ended September 30, 2020, to $782,000 from $1,293,000 in the quarter ended September 30, 2019. The decrease reflected a continuing quarterly trend in 2020 and stems from lower sales of Culex in vivo sampling systems and other instruments. The decrease was due to a reduction of orders from universities and other customers as they closed and reduced purchasing during the COVID-19 pandemic and our inability to go onsite to install and service client instruments.

Cost of Product revenue as a percentage of Product revenue in the quarter ended September 30, 2020, increased to 63.4% from 47.3% during the quarter ended September 30, 2019, due to lower revenue to cover fixed costs and margins on the mix of products sold.

The book-to-bill ratio for the fourth quarter of 2020 was 1.48x which resulted in a 1.26x ratio for fiscal 2020. We continued to build our infrastructure for growth, which included additional headcount and investments in research and development, technology, and systems. We believe the benefit of the PPP loan has allowed us to continue to retain our employees and safely maintain business operations through recent periods. Our backlog going into 2021 was $43,800,000, compared to $27,800,000 on September 30, 2019.

Net loss for the fourth quarter of fiscal 2020 amounted to a loss of $1,792,000, or $0.16 per diluted share, compared to net income of $290,000, or $.03 per diluted share for the fourth quarter of fiscal 2019.

Net loss and earnings per share were impacted by reduced gross margin and an increase in general and administrative expenses. The decrease in gross margin was a result of increasing fixed cost and investments into growing internal capacity. Therefore, the fourth quarter reflected developing unutilized capacity. The increase in general and administrative cost was due to additional expenses related to PCRS operations that were not present during the quarter ended September 30, 2019, and additional expenses incurred to further develop our infrastructure and systems. We believe we needed to enhance our systems and processes to support future growth. General and administrative expense includes depreciation and amortization, salaries, wages, benefits and non-cash stock compensation. Increased depreciation and non-recurring expense relating to implementing a new accounting system was approximately $172,000. We do not expect the non-recurring expenses of $40,000 to continue or materially impact future fiscal quarters.

Adjusted EBITDA for the fourth quarter of fiscal 2020 amounted to $55,000, compared to Adjusted EBITDA for the fourth quarter of fiscal 2019 of $1,330,000.

Cash Provided by Operating Activities

Cash provided by operating activities was $1,359,000 for fiscal 2020, compared to $1,777,000 for fiscal 2019.

As of September 30, 2020, the Company had $1,406,000 in cash and cash equivalents. There was a $0 balance on its general line of credit, a $4,230,000 balance on its construction line of credit and a $1,266,000 balance on its equipment line of credit, which decreased compared to the balances at June 30, 2020, due to principal payments made on the credit facilities. Borrowings on our $3,000,000 capex line of credit increased by $1,958,000 to a balance of $2,613,000. During fiscal 2020, cash from operations, cash on hand and financing activities funded capital expenditures of $6,200,000 for the expansion of our Evansville facility and related equipment, investment in our Gaithersburg capacity, improvements to our Fort Collins facility, upgrades in software, as well as laboratory and computer equipment.

On December 18, 2020, the Company entered into an amendment to its Amended and Restated Credit Agreement with First Internet Bank to modify the restrictive covenant requirements as related to the cash flow leverage and fixed charge coverage ratios, to extend the term of the Company’s $5,000,000 revolving facility through May 31, 2021 and to amend the Company’s $3,000,000 capital expenditure line of credit to eliminate the revolving nature of the line in favor of a term loan with a December 31, 2025 maturity, in each case as will be more fully described in the Company’s Form 10-K for fiscal 2020.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three and twelve months ended September 30, 2020 and 2019. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third-party costs, such as recruiting costs, consulting fees related to the adoption of two accounting standards, and expenses for rebranding and new website launch.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

The Company is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

(SEE BELOW FOR CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
	(unaudited)	(unaudited)
Service revenue	$14,992	$13,493	$57,177	$39,048
Product revenue	782	1,293	3,292	4,568
Total revenue	15,774	14,786	60,469	43,616

Cost of service revenue	10,655	9,085	40,006	27,435
Cost of product revenue	496	612	2,226	2,146
Total cost of revenue	11,151	9,697	42,232	29,581

Gross profit	4,623	5,089	18,237	14,035
Operating expenses:
Selling	701	876	3,373	2,914
Research and development	521	230	950	627
General and administrative	4,772	3,479	16,977	10,647
Total operating expenses	5,994	4,585	21,300	14,188

Operating loss	(1,371)	504	(3,063)	(153)

Interest expense	(405)	(216)	(1,490)	(642)
Other income	2	4	15	9
Net loss before income taxes	(1,774)	292	(4,538)	(786)

Income tax expense	18	2	147	4

Net loss	$(1,792)	$290	$(4,685)	$(790)

Basic net loss per share	$(0.16)	$0.03	$(0.43)	$(0.08)
Diluted net loss per share	$(0.16)	$0.03	$(0.43)	$(0.08)

Weighted common shares outstanding:
Basic	10,976	10,503	10,851	10,383
Diluted	10,976	10,647	10,851	10,383

Note; Certain prior year expenses have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$1,406	$606
Accounts receivable
Trade, net of allowance of $561 at September 30, 2020 and $1,759 at September 30, 2019	8,681	7,178
Unbilled revenues and other	2,142	2,342
Inventories, net	700	1,095
Prepaid expenses	2,371	1,200
Total current assets	15,300	12,421

Property and equipment, net	28,729	22,828
Operating lease right-of use-assets, net	4,001	—
Finance lease right-to use assets, net	4,778	—
Goodwill	4,368	3,617
Other intangible assets, net	4,261	2,883
Lease rent receivable	75	130
Deferred tax asset	—	31
Other assets	81	70
Total assets	$61,593	$41,980
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,196	$4,941
Restructuring liability	168	349
Accrued expenses	2,688	2,656
Customer advances	11,392	6,726
Revolving line of credit	—	1,063
Capex line of credit	2,613	655
Current portion on long-term operating lease	866	—
Current portion of long-term finance lease	4,728	—
Current portion of long-term debt	5,991	1,109
Total current liabilities	31,642	17,499
Long-term operating leases, net	3,344	—
Long-term finance leases, net	44	—
Long-term debt, less current portion, net of debt issuance costs	18,826	13,771
Deferred tax liabilities	141	—
Total liabilities	53,997	31,270

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
25 Series A shares at September 30, 2020 and 35 Series A shares at September 30, 2019 issued and outstanding at $1,000 stated value	25	35
Common shares, no par value:
Authorized 19,000,000 shares; 10,977,675 issued and outstanding at September 30, 2020 and 10,510,694 at September 30, 2019	2,706	2,589
Additional paid-in capital	26,775	25,183
Accumulated deficit	(21,910)	(17,097)
Total shareholders’ equity	7,596	10,710
Total liabilities and shareholders’ equity	$61,593	$41,980

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2020	2019	2020	2019
GAAP Net income (loss)	$(1,792)	$290	$(4,685)	$(790)

Add back:Interest expense	405	216	1,490	642
Income taxes (benefit) expense	18	2	147	4
Depreciation and amortization	1,212	636	4,074	2,673
Stock option expense	160	82	540	278
United Kingdom lease liability reversal benefit	11	(78)	(180)	(701)
Acquisition and integration costs	—	174	339	568
Other non-recurring, third-party costs	41	8	823	160

Adjusted EBITDA	$55	$1,330	$2,548	$2,834

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs and other non-recurring third-party costs.